                                                                       EXHIBIT 6

THE 6% SENIOR CONVERTIBLE DEBENTURE REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDERS OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

NO. 1                                                                 $5,000,000

                        6% SENIOR CONVERTIBLE DEBENTURE


     THIS 6% SENIOR CONVERTIBLE DEBENTURE (the "DEBENTURE") is one of a duly authorized issue of Debentures of Photoelectron Corporation, a corporation duly incorporated under the laws of the Commonwealth of Massachusetts, and having its principal address at 5 Forbes Road, Lexington, Massachusetts, 02421 (the "COMPANY"), designated as its 6% Senior Convertible Debentures due May 1, 2005, in an aggregate principal amount of $5,000,000 (the "DEBENTURES").

     FOR VALUE RECEIVED, the Company promises to pay to the order of PYC Corporation, having an address at c/o Aegeus Shipping Co. Ltd., 17-19 Akti Miaouli, Piraeus 185 35 Greece, or its registered assigns (the "HOLDER"), the principal sum of Five Million United States Dollars (U.S. $5,000,000) (the "PRINCIPAL AMOUNT") on May 1, 2005, subject to earlier payment as otherwise provided herein or in the Registration Rights Agreement (as defined below) (the "MATURITY DATE") and to pay interest on the Principal Amount outstanding under this Debenture (the "OUTSTANDING PRINCIPAL AMOUNT"), at the rate of 6% per annum, due and payable quarterly in arrears on the 1st day of March, June, September and December of each year, commencing on March 1, 2002 (each an "INTEREST PAYMENT DATE") and on the Maturity Date. Interest shall be calculated based on a 360 day year. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance and shall continue until the following Interest Payment Date. Except as otherwise provided herein, the interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "DEBENTURE REGISTER") at the close of business on the record date for interest payable on such Interest Payment Date. The record date for any interest payment is the close of business on the date fifteen days prior to the Interest Payment Date, unless such date shall not be a business day, in which case on the next preceding business day. The Company shall be entitled to withhold from all payments of interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws as evidenced by an opinion of counsel of the Company.

     In lieu of paying such interest in cash, the Company may, at its option, pay interest on this Debenture on any Interest Payment Date by adding the amount of such interest to the Outstanding Principal Amount due under this Debenture ("PIK INTEREST") pursuant to a statement in the form of Exhibit 1 hereto ("PIK STATEMENT") delivered by the Company to the Holder on or prior to the applicable Interest Payment Date. If the cash interest due hereunder is not paid to the Holder by the applicable Interest Payment Date, then the Holder shall be entitled to the addition of PIK Interest hereunder. In all such cases, the Company shall deliver to the Holders a PIK Statement with respect thereto. Except as otherwise provided herein, the Company will pay, in cash, the Outstanding Principal Amount (including all PIK Interest added to such Outstanding Principal Amount) and all accrued and unpaid interest (the "OUTSTANDING AMOUNT") due upon this Debenture on the Maturity Date.

     This Debenture is subject to the following additional provisions:

     1. Exchange. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations as requested by the Holder surrendering the same. No fees will be charged for such exchange. Notwithstanding the foregoing, the Company shall have no obligation to issue new Debentures unless and until requested by the Holders thereof.

     2. Transfers. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only (a) in compliance with the Act and applicable state securities laws, and (b) in accordance with applicable provisions hereof. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is then overdue, and the Company shall not be affected by notice to the contrary.

     3. Definitions. For purposes hereof the following definitions shall apply:

         "ACT" shall mean the United States Securities Act of 1933, as amended.

         "CLOSING DATE" shall mean the date of original issuance of the Debentures (such date being December 17, 2001).

         "COMMON STOCK" shall mean the Common Stock, $.01 par value per share, of the Company.

         "COMPANY" shall have the meaning set forth in the first introductory paragraph.

         "CONVERSION DEFICIENCY" shall have the meaning set forth in Paragraph 9(b).

         "CONVERSION NOTICE" shall have the meaning set forth in Paragraph 5(c).

         "CONVERSION PRICE" shall mean $3.25/1/, subject to adjustment from time to time as set forth in Paragraphs 7 and 16 hereof.

         "DEBENTURE" shall have the meaning set forth in the first introductory paragraph.

         "DEBENTURE REGISTER" shall have the meaning set forth in the second introductory paragraph.

         "DEBENTURES" shall have the meaning set forth in the first introductory paragraph.

         "DEBT ISSUANCE" shall have the meaning set forth in Paragraph 17(b)(i).

         "EVENTS OF DEFAULT" shall have the meaning set forth in Paragraph 15.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCHANGE ACT REPORTS " shall mean the Company's Annual Report on Form 10-K and all documents filed by the Company with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding preliminary proxy statement filings).

         "HOLDER" shall have the meaning set forth in the second introductory paragraph.

         "HOLDER CONVERSION DATE" shall have the meaning set forth in Paragraph 5(c).


-------------------
/1/ Such amount approximately equals the average closing price per share for a share of Common Stock as reported on the American Stock Exchange for the seven
(7) consecutive trading days immediately preceding the date of original issuance of this Debenture.

         "INTEREST PAYMENT DATE" shall have the meaning set forth in the second introductory paragraph.

         "MATURITY DATE" shall have the meaning set forth in the second introductory paragraph.

         "NOTICE OF ACCEPTANCE" shall have the meaning set forth in Paragraph 17(b)(ii).

         "OFFER" shall have the meaning set forth in Paragraph 17(b)(i).

         "OFFERED SECURITIES" shall have the meaning set forth in Paragraph 17(b)(i).

         "OUTSTANDING AMOUNT" shall have the meaning set forth in the third introductory paragraph.

         "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning set forth in the second introductory paragraph.

         "PIK INTEREST" shall have the meaning set forth in the third introductory paragraph.

         "PIK STATEMENT" shall have the meaning set forth in the third introductory paragraph.

         "PRINCIPAL AMOUNT" shall have the meaning set forth in the second introductory paragraph.

         "PRO RATA SHARE" shall have the meaning set forth in Paragraph
17(b)(i).

         "REDEMPTION DATE" shall have the meaning set forth in Paragraph
6(a)(ii).

         "REDEMPTION DEBENTURES" shall have the meaning set forth in Paragraph 6(c).

         "REDEMPTION PRICE" shall have the meaning set forth in Paragraph 6(b).

         "REDEMPTION NOTICE" shall have the meaning set forth in Paragraph 6(a).

         "REFUSED SECURITIES" shall have the meaning set forth in Paragraph 17(b)(iii).

         "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Subscription Agreement.

         "RELEASEES" shall have the meaning set forth in Paragraph 27.

         "SUBSCRIPTION AGREEMENT" shall mean the agreement entered into by and between the Company and the Holder for the purchase of Debentures.

         "UNDERLYING SHARES" shall mean the shares of Common Stock into which this Debenture is convertible.

     There are also certain definitions which apply only for purposes of Paragraph 16. Those definitions are defined in such paragraph. In addition, other terms defined in the Subscription Agreement and not otherwise defined herein shall have the same meanings herein as are set forth for such terms in the Subscription Agreement.

     4.  Maturity.  On the Maturity Date, the Outstanding Amount of this
         --------
Debenture shall be payable in cash.

     5.  Conversion.  This Debenture is subject to conversion as follows:
         ----------

         (a) Holder's Right to Convert. The Outstanding Amount of this Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock.

         (b) Conversion Price for Converted Shares. Subject to Paragraph 5(a), the Outstanding Amount of this Debenture that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock calculated by dividing the Outstanding Amount of this Debenture submitted for conversion by the Conversion Price.

         (c) (i) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into shares of Common Stock, the Holder shall surrender this Debenture, by either overnight courier or two-day courier, to the Company, and shall give written notice in the form of Exhibit 2 hereto (the "CONVERSION NOTICE") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company that the Holder elects to convert all or the portion of the Outstanding Amount of this Debenture specified therein, which such notice and election shall be irrevocable by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless this Debenture with evidence of the principal amount hereof to be converted is delivered to the Company as provided above, or the Holder notifies the Company that this Debenture has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with this Debenture. The date on which a Conversion Notice is given (the "HOLDER CONVERSION DATE") shall be deemed to be the date the Company received by facsimile the Conversion Notice, as evidenced by a printed confirmation of receipt received by the Holder or confirmed by telephone conference between the Holder and the Company.

     (ii) Issuance of Certificates. In the case of any Conversion Notice given by the Holder to the Company, the Company shall use its best efforts to cause the Company's transfer agent for the Common Stock to issue and deliver as promptly as practicable and in no event later than five (5) business days after delivery to the Company of the Debenture, or after receipt of such agreement and indemnification, to such Holder or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled, together with a Debenture for the principal amount not submitted for conversion, if any. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Holder Conversion Date.

     6.  Redemption.
         ----------

          (a) Company Option To Redeem. Any portion of this Debenture may be redeemed at the Company's option expressed by a written notice (a "REDEMPTION NOTICE") to the Holder; provided that:

               (i) the average closing bid price per share of Common Stock as reported on the American Stock Exchange for the twenty (20) consecutive trading days prior to the date of the Redemption Notice shall have been at least one hundred seventy-five percent (175%) of the Conversion Price;

               (ii) the Redemption Notice delivered by the Company shall be received by the Holder at least ten (10) trading days (but not more than thirty
(30) trading days) prior to the date of redemption (the "REDEMPTION DATE");

               (iii) at all times from and after the delivery of the Redemption Notice, the Registration Statement contemplated by the Registration Rights Agreement is effective for sale thereunder;

               (iv) on the date of the Redemption Notice, the Company shall have deposited at least thirty percent (30%) of the Redemption Price in an escrow account reasonably satisfactory to the Holder, and shall have notified the Holder in writing that the Company shall have adequate liquidity to pay the Redemption Price on the Redemption Date, and shall not be prohibited under the terms of any financing or other agreements or applicable law from redeeming the Debentures on the Redemption Date; and

               (v) no Conversion Deficiency, as defined in Paragraph 9(b), shall have occurred prior to the Redemption Date.

          (b) Redemption Price. The redemption price for the portion of this Debenture being redeemed shall equal one hundred five percent (105%) of the

Outstanding Principal Amount of this Debenture being so redeemed (the "REDEMPTION PRICE"), along with any accrued but unpaid interest. The Redemption Price shall be payable in cash in United States Dollars.

          (c) Mechanics of Redemption. If less than all of the Outstanding Amount of Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Company on a pro rata basis. In the event the Company shall be required or elects to redeem any part or all of the Outstanding Amount of the Debentures, the Company shall send by either overnight courier or two-day courier (with a copy sent by facsimile) confirmation of such determination or obligation to the record Holders of the Debentures being redeemed (the "REDEMPTION DEBENTURES"), which confirmation shall be included in the Redemption Notice. Such confirmation shall specify the Redemption Date, which shall be at least 10 trading days (but not more than 30 trading days) after receipt by the Holder of the Redemption Notice. On the Redemption Date, the Redemption Debentures shall be redeemed automatically without any further action by the Holders of such Debentures and whether or not the Debentures are surrendered to the Company; provided, that the Company shall be obligated to pay the cash consideration due to a Holder of such Debentures upon redemption only when such Debentures are either delivered to the principal office of the Company or the Holder notifies the Company that such Debentures have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with such Debenture. Thereupon, there shall be promptly issued and delivered to such Holder, within seven (7) business days after the Redemption Date and delivery to the Company of such Debentures, or after receipt of such agreement and indemnification, at the address of such Holder on the books of the Company, payment in immediately available funds to the name as shown on the books of the Company in the amount of the Redemption Price as calculated as set forth in Paragraph 6(b).


     Notwithstanding anything to the contrary contained herein, the Holders' rights of conversion pursuant to Paragraph 5 hereof shall not be limited in any manner by the Company's rights of redemption pursuant to this Paragraph 6.

     7.  Stock Splits, Dividends, Reorganizations.
         ----------------------------------------

          (a) Adjustment for Subdivisions, Combinations, etc. If the Company shall subdivide its outstanding Common Stock by split-up, spin-off, or otherwise, or combine its outstanding Common Stock, then the number of shares issuable upon conversion of this Debenture and the Conversion Price in effect as of the date of such subdivision, split-up, spin-off, or combination shall be proportionally adjusted to give effect thereto.

          (b) Adjustment for Dividends and Distributions. In the event the Company at any time or from time to time after the Closing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock (or rights to acquire Common Stock), then and in each such event, provision shall be made so that the Holders of Debentures shall receive upon conversion thereof pursuant to Paragraph 5 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities, had such Holder thereafter, during the period from the date of such event to and including the Holder Conversion Date retained such securities, subject to all other adjustments called for during such period under this Paragraph 7 with respect to the rights of the Holders of the Debentures. For purposes of this Paragraph 7(b), the number of shares of Common Stock so receivable upon conversion shall be deemed to be that number which the Holder would have received upon conversion of the entire Outstanding Amount hereof if the Holder Conversion Date had been the day the Company set as the record date for such dividend or distribution.

          (c) Adjustment for Merger, Reorganization, etc. In the event that at any time, or from time to time after the Closing Date, the Common Stock issuable upon conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether in connection with a merger or consolidation, by recapitalization, reclassification, reorganization or otherwise (other than a subdivision, combination of shares or stock dividend provided for elsewhere in this Paragraph 7), then and in each such event each Holder of Debentures shall have the right, for a period of thirty (30) days following receipt of the Company's notice of such adjustment, to convert such Debentures into the kind of securities receivable by a holder of Common Stock upon such merger, recapitalization, reclassification or other change, all subject to further adjustment as provided herein.

          (d) Certificate as to Adjustments. Upon each occurrence of an adjustment pursuant to this Paragraph 7, the Company at its expense shall furnish to each Holder a certificate setting forth (i) in reasonable detail the facts upon which such adjustment is based, and (ii) the number of shares of Common Stock and the amount of other property or securities that after giving effect thereto would be received by the Holder upon conversion of this Debenture.

     8. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

     9.  Reservation of Stock Issuable Upon Conversion.
         ---------------------------------------------

          (a) Reservation Requirement. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Debentures. In the event that the number of shares so reserved (either in the aggregate or as to any

Debenture) shall be insufficient for issuance upon conversion of the Debentures, then, upon receipt by the Company of notice from any Holder, the Company shall use its best efforts and all due diligence to increase the number of shares so reserved to cure all such deficiencies (either in the aggregate or as to any Debenture) and, if necessary, to obtain the approval by its shareholders therefor, including the authorization of such additional number of shares of Common Stock as may be required to issue such shares in excess of the number so reserved (either in the aggregate or as to any Debenture) or in excess of such limitation, as the case may be.

          (b) Conversion Deficiency. If, upon receipt of a Conversion Notice, the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to issue Common Stock upon conversion of all or any of the Debentures to be so converted (a "CONVERSION DEFICIENCY"), any Holder of the Debentures shall have the right to demand from the Company immediate redemption of any portion of the Debentures with respect to which the Company does not have a sufficient number of shares available to satisfy such conversion obligations, in cash at the Redemption Price pursuant to Paragraph 6. Within three business days of the occurrence of any Conversion Deficiency, the Company shall notify each Holder in writing of such occurrence. The Holder shall then have three business days from the receipt of such notice to demand redemption pursuant to this Section 9(b).

     Within three business days of the receipt of written demand for redemption from any Holder pursuant to this Paragraph 9(b), the Company shall notify each such Holder whether the Company has adequate liquidity to redeem such portion of the Debentures as required by the foregoing paragraph (and, if requested by such Holder, will provide reasonable written support for its position with respect thereto within ten business days of such request) and whether such redemption is prohibited under the terms of any financing or other agreements or applicable law.

     In the event that the Company notifies the Holder in writing that the Company has adequate liquidity and is not otherwise restricted from redeeming such portion of this Debenture, then the Company shall pay, in cash, to such Holder within ten business days after which the Company received the Holder's demand for redemption and on the last day of each 30-day period for which a Conversion Deficiency is continuing, an additional amount equal to one percent (1%) of the amount of such portion of the Debentures which such Holder does not require the Company to redeem, for a maximum of three percent (3%) for such Conversion Deficiency.

     In the event that the Company notifies the Holder in writing that the Company does not have adequate liquidity to redeem such portion of the Debentures or that the Company is otherwise restricted from redeeming such portion of this Debenture, the Company shall pay, in cash, to such Holder within ten business days after which the Company received the Holder's demand for redemption and on the last day of each 30-day period for which a Conversion Deficiency is continuing (or until the Company establishes to the reasonable satisfaction of the Holder that the Company has adequate liquidity to redeem and is not otherwise prohibited from redeeming such Holder's Debentures, in which case the provisions of the foregoing paragraph shall govern), two percent (2%) of the amount of such portion of the Debentures which can not be redeemed.

     10.  Other Covenants of the Company.
          ------------------------------

          (a) The Company shall not intentionally take any action which would be reasonably likely to impair the contractual rights and privileges of the Debentures set forth herein or of the Holders thereof.

          (b) The Company shall not redeem (other than pursuant to Paragraph 6, 9 and 11), retire, purchase or otherwise acquire, directly or indirectly, Debentures held by any Holder unless the Company shall have offered to redeem, retire, purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Debentures held by each other Holder of Debentures at the time outstanding upon the same terms and conditions and such offer shall remain open for a period of at least thirty (30) business days.

          (c) Prior to any conversion pursuant to Paragraph 5, the Company will qualify for listing on the American Stock Exchange, or any other exchange on which the Common Stock is then listed, the Underlying Shares into which the Debentures are convertible.

          (d) The Company shall not transfer any of its assets or property to any of its direct or indirect subsidiaries or affiliates unless such transfer is being made in good faith for a proper business purpose.

     11. Holders' Rights if Common Stock is Delisted or if Trading in Common Stock is Suspended. In the event that at any time on or after the date hereof, trading in the shares of the Company's Common Stock is suspended on the American Stock Exchange for a period of seven (7) consecutive trading days, other than as a result of the suspension of trading in securities in general, or if such shares of Common Stock are delisted and not relisted on the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market within sixty (60) trading days thereafter, then, after an additional thirty (30) days have elapsed, at a Holder's option, the Company shall redeem such Holder's Debentures on a Redemption Date designated by such Holder, and at the Redemption Price and in accordance with Paragraph 6 hereof.

     12. Obligations Absolute. No provision of this Debenture, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

     13. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     14. Replacement Debentures. In the event that the Holder notifies the Company that its Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Outstanding Amount, if different than that shown on the original Debenture) shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Debenture and provided that the Company is provided a form of Debenture for such replacement purposes.

     15. Defaults. If one or more of the following described "EVENTS OF DEFAULT" shall occur:

          (a) Any of the representations or warranties made by the Company in this Debenture, the Subscription Agreement or the Registration Rights Agreement, or in any certificate or financial statements of the Company furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture, the Subscription Agreement or the Registration Rights Agreement shall be false or (when taken together with other information furnished by or on behalf of the Company, including Exchange Act Reports) misleading in any material respect at the time made; or

          (b) The Company shall fail to perform or observe any material covenant or agreement in this Debenture, the Subscription Agreement or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and such failure shall continue uncured for a period of fifteen (15) business days after notice from the Holder of such failure; or

          (c) The Company shall fail to make payments of principal or interest when due, provided that, for purposes of this subsection 15(c), interest that is added to the Outstanding Principal Amount as PIK Interest shall be deemed to be paid when due under this Debenture or upon redemption of this Debenture, or fail to issue shares of Common Stock upon conversion of this Debenture (other than in accordance with Paragraph 9(b)) when due, and any such failure shall continue uncured for a period of five (5) days after the due date; or

          (d) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

          (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

          (f) Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

          (g) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt, shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding;

then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, the Holder may, by notice to the Company declare this Debenture immediately due and payable, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to the Redemption Price provided in Paragraph 6(b).

          16.  Adjustments to Conversion Price.

               a) Special Definitions. For purposes of this Section 16, the following definitions shall apply:

                  i. "Options" mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                 ii.   "Original Issue Date" shall mean December 17, 2001.

                iii. "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                 iv. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Paragraph 16(c), deemed to be issued) by the Company after the Original Issue Date, other than:

                       A. shares of Common Stock issued upon conversion of the
                          Debentures;

                       B. shares of Common Stock issued upon conversion of
                          the Company's 10% Senior Convertible Debentures and all other Convertible Securities currently outstanding or which the Company is currently contractually obligated to issue;

                       C. shares of Common Stock issuable upon exercise of
                          stock options issued, or Common Stock otherwise issuable, pursuant to the Company's 1989 Stock Option Plan and 1996 Equity Incentive Plan, as such plans may be amended, or other stock incentive plans of the Company;

                       D. shares of Common Stock issued as a dividend or
                          distribution on the Common Stock;

                       E. any securities issued to vendors, suppliers,
                          customers, lenders, lessors, consultants or advisors, in a transaction the primary purpose of which is not to raise equity capital for the Company, on terms approved by the Company's board of directors; and

                       F. any issuance of equity securities to or in
                          connection with a joint venture agreement, merger, consolidation or acquisition agreement upon terms approved by the Company's board of directors.

                 b) No Adjustment of Conversion Price. No adjustment in the
                    Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for the Debentures in effect on the date of and immediately prior to such issuance.


                 c) Deemed Issue of Additional Shares of Common Stock. If the
                    Company at any time or from time to time on or after the Original Issue Date shall issue any Options or Convertible Securities (other than Options or Convertible Securities specifically excluded from the definition of Additional Shares of Common Stock set forth above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities (other than Options or Convertible Securities specifically excluded from the definition of Additional Shares of Common Stock set forth above), then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    i. no further adjustment in the applicable
                       Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible
                       Securities;


                   ii. if such Options or Convertible Securities by their
                       terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                  iii. upon the expiration of any such Options or any
                       rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                       A. in the case of Convertible Securities or Options
                          for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                       B. in the case of Options for Convertible Securities,
                          only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                       C. no readjustment pursuant to clause (A) or (B) above
                          shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or
                          (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                       D. in the case of any Options which expire by their
                          terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (C) above.

              d) Adjustment of Conversion Price Upon Issuance of Additional
                 Shares of Common Stock. If and whenever the Company shall issue or sell or is, in accordance with this Paragraph 16(c), deemed to have issued or sold, any Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the effectiveness of any change to such Conversion Price pursuant to the terms of this Debenture on account of such issuance or sale, then forthwith upon such issuance or sale, the Conversion Price shall be reduced, concurrently with such issue, to an amount equal to the consideration per share for such issuance or sale.

              e) Determination of Consideration. For purposes of this
                 Paragraph 16, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                 i.    Cash and Property: Such consideration shall:

                       A. insofar as it consists of cash, be computed at the
                          aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any commissions or expenses paid by the Company;


                       B. insofar as it consists of property other than cash,
                          be computed at the fair value thereof at the time of such issue, as determined in good faith by the Company's board of directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

                       C. if Additional Shares of Common Stock are issued
                          together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Company's board of directors.

                 ii. Option and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to
                       Section 16(c), relating to Options and Convertible Securities, shall be determined by dividing

                       A. the total amount, if any, received or receivable by
                          the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                       B. the maximum number of shares of Common Stock (as
                          set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              f) Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Paragraph 16, the Company at its expense shall give written notice thereof, addressed to each Holder at the last address appearing on the Debenture Register, which notice shall state the applicable Conversion Price resulting from such adjustment. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments to the Conversion Price, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Debentures held by such Holder.

     17.  Other Indebtedness.
          ------------------

          (a) Additional Indebtedness. After the Closing Date, the Company shall have the option to incur up to $10,000,000 of additional indebtedness (i) in one or more private placements of debentures to accredited investors only on terms substantially identical to those of the Debentures or (ii) if less than $10,000,000 of such debentures are sold in such private placements in the aggregate, through a rights offering of convertible debentures to all Company stockholders on terms comparable to those in the Debentures in an aggregate amount not exceeding $10,000,000 minus the aggregate amount sold in such private placements; provided, however, that if the Board of Directors of the Company determines that a rights offering is not in the best interests of the Company and its stockholders, it shall have the authority and discretion to obtain such indebtedness financing on such other terms and conditions and by such other means as it deems are in the best interests of the Company and its stockholders.

          (b)  Preemptive Rights.

               (i) After the Closing Date, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company (a "DEBT ISSUANCE"), unless in each case the Company shall have first offered to sell to the Holder its Pro Rata Share (as defined hereinafter) of such securities (the "OFFERED SECURITIES"), at a price and on such other terms as shall have been specified by the Company in writing delivered to the Holder (the "OFFER"), which offer by its terms shall remain open and irrevocable for a period of twenty (20) days from the date it is delivered by the Company. For purposes of this Section 17, "PRO RATA SHARE" shall mean such portion of the Offered Securities as the aggregate number of shares of Common Stock then held by the Holder bears to the total number of shares of Common Stock then outstanding.

               (ii) The Holder shall have the right to purchase all or a portion of its Pro Rata Share. Notice of the Holder's intention to accept, in whole or in part, an Offer shall be evidenced in writing and delivered to the Company prior to the end of the 20-day period of such Offer, setting forth such portion of the Pro Rata Share it elects to purchase (the "NOTICE OF ACCEPTANCE").

               (iii) In the event that the Holder elects not to purchase all of its Pro Rata Share, the Company shall have 120 days from the expiration of the foregoing 20-day period to sell all or any part of the Pro Rata Share as to which a Notice of Acceptance has not been given (the "REFUSED SECURITIES") to any other person or persons, but only upon terms and conditions which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Company than those set forth in the Offer. Upon the closing of the sale to such other person or persons of the Refused Securities, which shall include payment of the purchase price to the Company in accordance with the terms of the Offer, the Holder shall purchase from the Company, and the Company shall sell to the Holder, the portion of the Pro Rata Share in respect of which a Notice of Acceptance was delivered to the Company upon the terms specified in the Offer. The purchase by the Holder of its Pro Rata Share is subject in all cases to the preparation, execution and delivery by the Company and the Holder of a purchase agreement relating to the securities satisfactory in form and substance to the Holder and its counsel.

               (iv) In each case, any portion of its Pro Rata Share not purchased by the Holder or other person or persons in accordance with Section 17(b)(iii) may not be sold or otherwise disposed of until the securities are again offered to the Holder under the procedures specified in Section 17(b)(i),
(ii) and (iii).

               (v) Notwithstanding the foregoing, the rights provided to the Holder in this Section 17 shall not apply if the Debt Issuance is a rights offering to stockholders of the Company. However, the Holder shall have the opportunity to participate in the rights offering to the same extent as other stockholders of the Company (after taking into account the purchase of this Debenture) and shall also have the right to oversubscribe in the rights offering, if oversubscription rights are offered in such offering.

               (vi) Notwithstanding anything herein to the contrary, the rights provided to the original Holder hereof in this Section 17 may not be assigned or transferred to a third party without the prior written consent of the Company.

          (c) Exceptions.

               (i) The provisions of Sections 17(a) and 17(b) shall terminate when less than 50% of the Outstanding Principal Amount of the Debentures at the Closing Date is outstanding.

               (ii) Notwithstanding anything herein to the contrary, the following shall be excluded from the provisions of Section 17:

                    a) the issuance of the Debentures and, in accordance with
                       Paragraph 14, any replacement Debentures;

                    b) the issuance of additional amounts of the Debentures and the Company's 10% Senior Convertible Debentures in lieu of the payment of interest thereon, in accordance with the terms thereof in effect on the date hereof;

                    c) indebtedness that is subordinated in right of payment
                       to the Debentures; and

                    d) indebtedness incurred in the ordinary course of
                       business.

     18. Intentionally Omitted.

     19. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

     20. Entire Agreement. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and a majority of the Outstanding Principal Amount of the Debentures.

     21. Assignment, Etc. Subject to any applicable law and the requirements set forth in the legend set forth hereon, any Holder may, without notice, transfer or assign this Debenture. The Company agrees that, subject to compliance with the applicable law, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest, and other amounts which are then due and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

     22. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

     23. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be deemed to have been duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid with a copy in each case sent on the same day to the party by facsimile, Federal Express or other overnight delivery service to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail, when actually received by the party to whom it is addressed. Copies of all notices to the Company shall be sent to Photoelectron Corporation, 5 Forbes Road, Lexington, Massachusetts 02421, Attention: Timothy W. Baker, Facsimile No. (781) 861-0129, and to William Flannery, Esq., Corporate Counsel, 722 Grove Street, Framingham, Massachusetts, 01701, Facsimile No. (508) 877-8211. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

     24. Choice of Law and Venue: Waiver of Jury Trial. THIS DEBENTURE SHALL BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW THEREOF. The Company hereby
(i) irrevocably submits to the exclusive jurisdiction of the United States District Court for Massachusetts for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

     25. Monthly Financial Information. So long as at least 50% of the Outstanding Principal Amount of this Debenture on the Closing Date is outstanding, the Company shall deliver to the Holder, within thirty (30) days of the end of each calendar month, an unaudited monthly report including a balance sheet, a profit or loss statement and a statement of cash flows for and as of the end of such month, in reasonable detail, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

     26. Release. The Company hereby fully and unconditionally releases and forever discharges the original Holder hereof, and each of its partners, incorporators, officers, directors, employees, agents and controlling persons, past, present or future (whether as individuals or in their corporate capacity) (the "RELEASEES"), from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and attorneys' fees whatsoever (whether class, derivative or individual in nature), whether based on any federal or state law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which the Company may have against the Holder or the Releasees, arising from or relating to this Debenture or the Principal Amount provided under this Debenture, or in any way related to this financing of the Company by the Holder.

     27. Indemnity. The Company hereby agrees to indemnify and hold harmless the original Holder hereof and its partners, incorporators, officers, directors, employees, agents and controlling persons, from and against any and all loss, damage or liability due to or arising out of any claims against such Holder resulting from such Holder's purchase of this Debenture from the Company or in any way related to this financing of the

Company by the Holder. The Company's agreement in this Section shall not apply to amounts paid in settlement of any such loss, damage, or liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                              Dated:  December 17, 2001

                              PHOTOELECTRON CORPORATION


                              By:    /s/ Timothy W. Baker
                                     -----------------------------
                              Name:  Timothy W. Baker
                              Title: Executive Vice President, Chief
                                     Financial Officer and Treasurer
                                     Address:  5 Forbes Road,
                                     Lexington, MA 02421

                                   EXHIBIT 1

                                 PIK STATEMENT
                                 -------------


Date:  ______________

To:  [Name of Holder of Debenture] ("Holder")

Re: 6% Senior Convertible Debenture due May 1, 2005 ("Debenture") of Photoelectron Corporation (the "Company") No. 1, in the face principal amount of U.S.$5,000,000.

          In lieu of paying interest on the above-referenced Debenture in cash, the Company hereby elects to pay interest on the Debenture, for the Interest Payment Date indicated below, by having the amount of such interest added to the Outstanding Principal Amount due under the Debenture. The Company hereby certifies to the Holder, its successors and assigns that the Outstanding Principal Amount due under the Debenture after delivery of this PIK Statement equals the amount indicated below. Capitalized terms used in this PIK Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

     Interest Payment Date:__________________

     Outstanding Principal Amount prior
     to issuance of this PIK Statement:      U.S.$_____________

     PIK Interest:                           U.S.$_____________

     Outstanding Principal Amount after
     issuance of this PIK Statement:         U.S.$_____________

     IN WITNESS WHEREOF, this PIK Statement has been duly executed and delivered on the date first written above.


                         PHOTOELECTRON CORPORATION


                         By:  ___________________________________
                         Print Name:
                         Print Title:

                                   EXHIBIT 2

                      (To Be Executed by Registered Holder
                         in order to Convert Debenture)

                               CONVERSION NOTICE
                               -----------------
                                      FOR
                                      ---
                6% SENIOR CONVERTIBLE DEBENTURE DUE MAY 1, 2005
                -----------------------------------------------

The undersigned, as Holder of the 6% Senior Convertible Debenture due May 1, 2005 of Photoelectron Corporation ("Photoelectron"), No. 1, in the Outstanding Principal Amount of U.S.$5,000,000 (the "Debenture"), hereby irrevocably elects to convert U.S.$__________ of the Outstanding Principal Amount of the Debenture (including all PIK Interest added to such Outstanding Principal Amount), and U.S.$__________ of interest accrued but unpaid under the Debenture, into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Photoelectron according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.


Conversion Information:  NAME OF HOLDER:_____________________________

                         By:_____________________________________________
                         Print Name:
                         Print Title:

                         Print Address of Holder:

                         ________________________________________________
                         ________________________________________________

                         Issue Common Stock to:____________________________

                         at:______________________________________________

                         ________________________________________________

                         ________________________________________________
                         Date of Conversion